Exhibit 99.1

CONTACT:

Patrick Gallagher

Edward Howard & Co.

(216) 781-2400

OGLEBAY NORTON EMERGES FROM CHAPTER 11 BANKRUPTCY

CLEVELAND, January 31, 2005 — Oglebay Norton Company (OTCBB: XXXX) has emerged from Chapter 11 bankruptcy protection effective today, pursuant to a plan of reorganization approved by the U.S. Bankruptcy Court for the District of Delaware on November 17, 2004.

“All of us at Oglebay Norton are very pleased to be out of Chapter 11,” said Michael D. Lundin, president and chief executive officer. “We set four goals when we began this process: restructure our debt and achieve a sustainable capital structure, create the most value for creditors, preserve the business, and emerge in an expedited manner. We believe we have accomplished all these. On behalf of the board of directors and management, I would like to extend my gratitude to our employees for their hard work and dedication and to our customers, vendors, lenders and advisors for their support during the process.”

He continued, “We are now able to devote our full attention to running the business and executing our strategic plan. The strategy is based on our core competencies of extracting, processing and providing aggregate and industrial minerals. We are confident in our ability to implement this strategy and return Oglebay Norton to its position as one of the best companies in the aggregate and industrial minerals industry.”

He added that management remains in active discussions to sell all or portions of the company’s mica operations.

Under the plan of reorganization, the claims of trade creditors will be paid in full, as will the claims of other general unsecured creditors, except for holders of the company’s senior subordinated notes and holders of claims related to the sale of the MLO business to Oglebay in April 2000.

In order to emerge, the company redeemed its senior secured notes, issued new preferred stock and entered into a $310 million credit facility. Holders of the company’s senior subordinated notes exchanged their notes for new common stock. Holders of the MLO claims will receive significantly reduced annual amounts paid over an extended period of time. The old common stock has been cancelled. Holders of old common stock will receive warrants entitling them to purchase new common stock. The company expects the new common stock and the new preferred stock will trade on the OTC Bulletin Board.

According to the plan, Michael D. Lundin and John P. O’Brien will continue as directors of the company following the effective date. All other members of the board of directors have resigned. The new board of directors consists of seven members:

•	DeLyle W. Bloomquist, 45, president and chief executive officer of General Chemical Industrial Products, Inc.;

•	Eugene I. Davis, 49, chairman and chief executive officer of Pirinate Consulting Group, LLC;

•	Laurence V. Goddard, 53, president, chief executive officer and a director of The Parkland Group, Inc.;

•	Robert H. Kanner, 57, chairman, president and chief executive officer of Pubco Corporation;

•	Thomas O. Boucher Jr., 46, a managing director of Ingalls & Snyder LLC;

•	Michael D. Lundin, 45, president and chief executive officer of Oglebay Norton Company;

•	John P. O’Brien, 62, managing director of Inglewood Associates, Inc.

In the first meeting of the new board of directors today, Thomas O. Boucher was elected chairman of the board.

Oglebay Norton Company, a Cleveland, Ohio-based company with a 150-year heritage, provides essential minerals and aggregates to a broad range of markets, from building materials and environmental remediation to the energy and metallurgical industries. The company has approximately 1,800 full-time and part-time hourly and salaried employees in 13 states. The company’s website is www.oglebaynorton.com. The company and its wholly owned subsidiaries filed voluntary petitions for relief under Chapter 11 on February 23, 2004.

A registration statement relating to the warrants and the common stock underlying the warrants has been filed with the Securities and Exchange Commission and has been declared effective, however, the prospectus supplement relating thereto has not yet been filed. This press release does not and will not constitute an offer to sell or a solicitation of an offer to buy the warrants or the common stock underlying the warrants. An offer, if any, of the warrants and the common stock underlying the warrants will be made solely by means of such prospectus supplement with respect to such offering.

Safe Harbor Statement

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) risks associated with the Company’s substantial indebtedness, including whether the restructuring accomplished through the bankruptcy proceedings provided sufficient improvement to the Company’s financial position and provided adequate liquidity; (2) the Company’s ability to maintain its cost reduction initiatives; (3) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (4) natural disasters, equipment failures or other unexpected events; (5) fluctuations in the price or availability of energy, fuel, oil and freight transportation; (6) fluctuations in integrated steel production in the Great Lakes region; (7) the development or acquisition of additional industrial mineral reserves; (8) costs associated with maintenance of the Company’s vessels; (9) fluctuations in Great Lakes and Mid-Atlantic construction activity; (10) economic conditions in California or population growth rates in the Southwestern United States; (11) the outcome of periodic negotiations of labor agreements; (12) changes in the demand for the Company’s products due to changes in technology; (13) the Company’s ability to compete effectively in its markets; (14) the loss, insolvency or bankruptcy of major customers or debtors; (15) changes in law adverse to the Company, including laws relating to asbestos litigation; (16) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company’s interest; (17) current and future regulations imposed on the Company and its customers’ businesses; (18) difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for the Company’s vessel operations; (19) the insolvency of insurers, the effects of any coverage litigation with insurers or adequacy of insurance; (20) additional risk factors that may affect the Company’s results identified under the caption “Risk Factors” in the S-1 Registration Statement of the Company originally filed with the Securities and Exchange Commission on January 27, 2005.

# # #

3